Exhibit 5.1

February 29, 2024

Tarsus Pharmaceuticals, Inc.

15440 Laguna Canyon Road, Suite 160

Irvine, CA 92618

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Tarsus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to an aggregate of 3,281,250 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (including up to an aggregate of 468,750 Shares that may be sold pursuant to the exercise of an option granted by the Company to the underwriters) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 312,500 shares of Common Stock (such shares, the “Warrant Shares”), pursuant to (i) a shelf registration statement on Form S-3 (File No. 333-277523) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 29, 2024, which became automatically effective upon filing (the “Base Prospectus”), as supplemented by the prospectus supplement, dated February 29, 2024, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) and (ii) an underwriting agreement, dated February 29, 2024, and entered into by and among the Company and Goldman Sachs & Co. LLC, BofA Securities, Inc. and Guggenheim Securities, LLC, as representatives of the several underwriters (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed that upon the issuance of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware (the “DGCL”). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.

When the Shares to be issued and sold by the Company are issued and paid for in accordance with the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

2.

When the Pre-Funded Warrants to be issued and sold by the Company are issued and paid for in accordance with the terms of the Underwriting Agreement, the Pre-Funded Warrants will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The Warrant Shares, when issued and paid for by the Company upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion that the Pre-Funded Warrants constitute legal, valid and binding is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)

general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We consent to the reference to our firm under the caption “Legal Matters” included in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on March 1, 2024. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP